Metlife Insurance Company of Connecticut
Metlife of Ct Separate Account Qpn For Variable Annuities
Metlife Retirement Perspectives
Supplement Dated August 14th, 2007
to
Prospectus Dated April 30, 200

The following information incorporates the Supplement dated June 21, 2007 to the Prospectus dated April 30, 2007, and supplements, and, to the extent inconsistent therewith, replaces the information in the prospectus. Please retain this supplement and keep it with the prospectus for future reference.

The fees for the VIP Contrafund® Portfolio — Service Class 2, Mid Cap Growth Portfolio — Service Shares, Legg Mason Partners Variable Appreciation Portfolio - Class I, Legg Mason Partners Variable Capital and Income Portfolio — Class I, Legg Mason Partners Variable Fundamental Value Portfolio — Class I, Total Return Portfolio — Administrative Class, and Templeton Growth Fund, Inc. — Class A, stated in the Fee Table Chapter under the table entitled “Underlying Fund Fees and Expenses” are replaced with the following:

					Contractual
		Distribution		Total	Fee	Net Total
		and/or		Annual	Waiver and/or	Annual
	Management	Service	Other	Operating	Expense	Operating
Underlying Fund:	Fee	(12b-1) Fees	Expenses	Expenses	Reimbursement	Expenses

FIDELITY®VARIABLE INSURANCE PRODUCTS
VIP Contrafund®Portfolio — Service Class 2	0.57%	0.25%	0.09%	0.91%	—	0.91%
JANUS ASPEN SERIES
Mid Cap Growth Portfolio — Service Shares	0.64%	0.25%	0.06%	0.95%		0.95%
LEGG MASON PARTNERS VARIABLE EQUITY TRUST
Legg Mason Partners Variable Appreciation Portfolio — Class I	0.70%	—	0.02%	0.72%	—	0.72	%(z)
Legg Mason Partners Variable Capital and Income Portfolio — Class I(+)	0.75%	—	0.08%	0.83%	—	083%
Legg Mason Partners Variable Fundamental Value Portfolio — Class I	0.75%	—	0.02%	0.77%	—	0.77%
PIMCO VARIABLE INSURANCE TRUST — ADMINISTRATIVE CLASS
Total Return Portfolio	0.25%	—	0.40%	0.65%	—	0.65%
TEMPLETON GROWTH FUND, INC. — CLASS A	0.57%	0.25%	0.23%	1.05%	—	1.05%

(z)	Other expenses include 0.01% of “Acquired Fund Fees and Expenses”, which are fees and expenses attributable to underlying portfolios in which the Portfolio invested during the preceding fiscal year.

If you would like another copy of the prospectus, write to us at 185 Asylum Street, 3 CP, Hartford, CT 06103-3415 or call us at (800) 842-9406 to request a free copy.

Book 95	August, 2007